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                                                                    Exhibit 99.1

news release

           NEW CLINICAL DATA CONFIRM ROLE OF VISUDYNE(R) (VERTEPORFIN) THERAPY AS STANDARD OF CARE IN CHOROIDAL NEOVASCULARIZATION
               (CNV) DUE TO AGE-RELATED MACULAR DEGENERATION (AMD)

Latest data presented at ARVO suggests benefit of Visudyne in selected patients with Minimally Classic and confirms long-term stability in vision for Predominantly Classic Subfoveal "wet" AMD

FOR IMMEDIATE RELEASE                                                MAY 6, 2003

FORT LAUDERDALE, FLORIDA -- QLT Inc. (NASDAQ: QLTI; TSX: QLT) ) and Novartis Ophthalmics, the eye health unit of Novartis AG (NYSE: NVS) announces new data presented at the Association for Research in Vision and Ophthalmology (ARVO) annual meeting suggest that Visudyne(R) therapy reduces the risk of vision loss in "wet" age-related macular degeneration (AMD) patients with minimally classic lesions, a form of wet AMD previously considered untreatable. Additional data to support the role of Visudyne in patients with predominantly classic AMD demonstrate that visual outcomes continue to remain stable five years after initiating therapy, providing further evidence of the safety and long-term efficacy of Visudyne.

VISUDYNE IN MINIMALLY CLASSIC (VIM) TRIAL

Twelve-month data from the VIM Trial shows that the mean change in visual acuity scores of patients treated with Visudyne was better in each group compared with patients receiving placebo (reduced fluence P=0.02; standard fluence P=0.08; all Visudyne combined P=0.01). This data confirms six-month trial results presented earlier this year at the Macula Society annual meeting. The trial also demonstrated that fewer Visudyne-treated patients developed predominantly classic choroidal neovascularization (CNV) compared to placebo. The VIM Trial is a Phase II, multi-center study involving 117 patients.

"These data suggest that patients with minimally classic lesions treated with Visudyne therapy had a reduced risk of vision loss compared with placebo-treated patients," commented Dr. Neil Bressler, Chair of the Visudyne Study Advisory Group, retina specialist and the James P. Gills Professor of Ophthalmology at the Wilmer Eye Institute of the Johns Hopkins University School of Medicine in Baltimore. "This is particularly good news for some patients with minimally classic lesions as it is now thought that Visudyne therapy may be of benefit to them. Further clinical research is needed to determine if Visudyne therapy becomes the standard of care for those lesions."


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TREATMENT OF AMD IN PHOTODYNAMIC THERAPY (TAP) INVESTIGATIONS

Initial analyses of data from the TAP Investigation confirmed the long-term durability (up to five years) of Visudyne in stabilizing vision and preventing further vision loss in patients. Furthermore, the favorable safety profile of Visudyne demonstrated previously at the three- and four-year analyses continued up to the five-year final study visit.

Peter K. Kaiser, MD, retina specialist practicing at the Cleveland Clinic's Cole Eye Institute, commented, "For a chronic, progressive disease such as the wet form of AMD, further evidence to support the role of Visudyne as the standard of care in the long-term maintenance of vision in many people with wet AMD is excellent news for both patients and physicians. It is especially reassuring that visual acuity stabilizes in most treated patients one to two years after the onset of therapy. We are also confident that identification of wet lesions early in their onset, before many have become very large in size, is an important factor in stabilizing vision and maintaining patients' quality of life."

Following the conclusion of the TAP Investigation, consisting of two 2-year randomized, double-masked, placebo-controlled trials, 78% of the 609 patients originally included were offered Visudyne therapy in an ongoing 3-year, open-label extension trial regardless of whether they previously received Visudyne or a placebo in the original study.

Novartis and QLT Inc., partners in developing and marketing Visudyne, are working to enhance the benefits offered to patients by this therapy through a comprehensive, on-going clinical trial program involving more than 1,000 patients.

ABOUT AMD

AMD is the leading cause of legal blindness in people over the age of 50. Its associated vision loss has been shown to significantly decrease quality of life. Everyday tasks such as driving and walking can be severely affected. Awareness of the condition and treatment in the initial stages of the disease are essential for patients to take the necessary steps that lead to diagnosis and early treatment to halt progression of AMD.

Vision loss from AMD occurs in two forms: dry and wet. The dry form is associated with atrophic cell death of the central retina. The wet form is caused by growth of abnormal blood vessels (CNV) under the central part of the retina or macula. These vessels leak fluid and blood and cause scar tissue that destroys the central retina. This results in a deterioration of sight over a period of months to years. "Occult" and "classic" are terms used to describe the different patterns of CNV leakage as seen on fluorescein angiography. Classic CNV appears as a well-demarcated area of hyperfluorescence in the early-phase frames of the angiogram. The boundaries of occult CNV are often poorly defined or difficult to demarcate and often appears as hyperfluorescence in the late-phase frames of the angiogram.

ABOUT VISUDYNE

Visudyne therapy is a two-step procedure. Following intravenous administration, Visudyne is activated by a non-thermal laser light. The process is known as photodynamic therapy. Visudyne selectively targets abnormal blood vessels under the retina, resulting in a reduction in their growth, without affecting normal/healthy retina tissue. This, in turn, stops the leakage associated with wet AMD.


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Through its unique mode of action, Visudyne provides the chance to reduce the risk of visual acuity loss, to stabilize contrast sensitivity and thereby preserve quality of vision long term. People however should be aware that AMD patients who already have had a significant loss of vision for a long time usually will not benefit from any treatment for wet AMD at this time.

Visudyne is the only drug approved for the treatment of some forms of wet AMD, the leading cause of blindness in people over the age of 50, and has been used in more than 250,000 patients worldwide. Visudyne is commercially available in more than 70 countries for the treatment of predominantly classic subfoveal CNV and in over 30 countries for occult subfoveal CNV caused by AMD. It is also approved in more than 50 countries, including the EU, U.S. and Canada, for the treatment of subfoveal CNV due to pathologic myopia (severe near-sightedness). In some countries Visudyne is also approved for presumed ocular histoplasmosis or other macular diseases.

Visudyne is generally well tolerated and has an excellent safety profile. Potential side effects include injection site reactions, back pain, blurring, decreased sharpness and gaps in vision, and in one to five per cent of patients a substantial decrease in vision with partial recovery. After treatment, patients should avoid direct sunlight for five days to avoid sunburn. People with porphyria should not be treated. For more information, visit www.visudyne.com.

Visudyne(R) is a trademark of Novartis AG.

The foregoing press release contains forward-looking statements that can be identified by terminology such as "suggests," "may be of benefit," "may justify," "we are confident," or by discussions regarding the evaluation of early trial data or potential new indications or treatment methods for existing products. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results and assumptions to be materially different from any future results, performance or achievements expressed or implied by such statements. Such factors include, but are not limited to: risks associated with the development and commercialization of the treatment, including uncertainties relating to manufacturing, clinical trials, registration, pricing and reimbursement; patient and physician demand for the treatment; competition; any uncertainty regarding patents and proprietary rights; outcome of litigation claims, product liability claims and insurance; government regulation; anti-takeover provisions; dependence on corporate relationships; volatility of share prices; QLT Inc's rapid growth, its history of operating losses and uncertainty of future profitability, its access to capital; and additional information and other factors as described in detail in QLT Inc.'s Annual Information Form on Form 10-K and recent and forthcoming quarterly reports on Form 10Q, and Novartis AG's Form 20-F, and other filings with the US Securities and Exchange Commission and Canadian Securities Regulatory authorities.

Dr. Bressler has been paid as a consultant for Novartis Ophthalmics and QLT Inc. The terms of this agreement have been managed by the Johns Hopkins University in accordance with its conflict of interest policies.


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QLT INC. (NASDAQ: QLTI; TSX: QLT) is a global pharmaceutical company specializing in the discovery, development and commercialization of innovative therapies to treat cancer, eye diseases and niche areas for which treatments can be marketed by a specialty sales force. Combining expertise in ophthalmology, oncology and photodynamic therapy, QLT has commercialized two products to date, including Visudyne therapy, which is the most successfully launched ophthalmology product ever. For more information, visit our web site at www.qltinc.com.

NOVARTIS OPHTHALMICS: With worldwide headquarters in Bulach, Switzerland, Novartis Ophthalmics is a global leader in research, development and manufacturing of leading ophthalmic pharmaceuticals that assist in the treatment of age-related macular degeneration, eye inflammation, glaucoma, ocular allergies and other diseases and disorders of the eye. Novartis Ophthalmics products are available in more than 110 different countries. The North American headquarters is based in Atlanta, Georgia. Novartis Ophthalmics products are made in Switzerland, France and Canada. For more information, visit www.novartisophthalmics.com or www.novartisophthalmics.com/us.

NOVARTIS AG (NYSE: NVS) is a world leader in pharmaceuticals and consumer health. In 2001, the Group's businesses achieved sales of CHF 32.0 billion (USD
19.1 billion) and a net income of CHF 7.0 billion (USD 4.2 billion). The Group invested approximately CHF 4.2 billion (USD 2.5 billion) in R&D. Headquartered in Basel, Switzerland, Novartis Group companies employ about 74,000 people and operate in over 140 countries around the world. For further information please consult http://www.novartis.com.


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CONTACTS:

QLT Inc.:
Vancouver, Canada
Tamara Hicks
Telephone: +1 604 707-7000  Fax: +1 604 707-7001

Novartis Ophthalmics, North America:
Duluth, Georgia USA
Jan McClure
Telephone: +1 770 905-1020  Fax: +1 770 905-1510

Novartis Ophthalmics, World-wide:
Bulach, Switzerland
Kathrin Wyss
Telephone: +41 1 864 16 19  Fax: +41 1 862 03 86


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